Exhibit 99.1

FOR IMMEDIATE RELEASE:
Reis, Inc. Announces Third Quarter 2008 Results Conference Call Scheduled for Monday, November 10, 2008 at 2:00 P.M. (EST)

NEW YORK, November 10, 2008: Reis, Inc. (NASDAQ:REIS) (“Reis” or the “Company”) announced its financial results and operational achievements for the three and nine months ended September 30, 2008.

Results and Performance

Reis presents financial information for its two operating segments: the information services segment, which we refer to as Reis Services, and the Residential Development Activities segment. The Company believes that the utilization of segment reporting will assist investors in analyzing the two separate businesses. For comparison purposes, the Company has included pro forma financial information for the nine months ended September 30, 2007, which is presented as if the May 30, 2007 merger (the “Merger”) had been consummated between Reis, Inc., then a privately held real estate information company (“Private Reis”), and a wholly owned subsidiary of Wellsford Real Properties, Inc. (“Wellsford”) as of January 1, 2006.

Consolidated Financial Results

For the three months ended September 30, 2008, the Company’s consolidated net loss was $(209,110), as compared to net income of $316,566 for the three months ended September 30, 2007. Total revenue for the three months ended September 30, 2008 and 2007 was $11,563,802 and $19,169,758, respectively. During the 2008 period, revenue was comprised of subscription revenue of $6,524,346 and revenue from sales of residential units of $5,039,456. During the 2007 period, revenue was comprised of subscription revenue of $6,342,711 and revenue from sales of residential units of $12,826,987.

For the nine months ended September 30, 2008, the Company’s consolidated net income was $1,263,326, as compared to a consolidated pro forma net loss of $(8,820,910) for the nine months ended September 30, 2007. Total revenues for the nine months ended September 30, 2008 and 2007 were $39,262,149 (actual) and $43,724,428 (pro forma), respectively. During the 2008 period, revenue was comprised of subscription revenue of $19,440,153 and revenue from sales of residential units of $19,821,996. During the 2007 pro forma period, revenue was comprised of subscription revenue of $17,269,212 and revenue from sales of residential units of $26,455,216.

Included in the nine months ended September 30, 2008 is a tax benefit of $1,165,000, recorded in June 2008, which resulted from a change in estimate of net operating losses allocable for income tax purposes to the fiscal 2007 period subsequent to the Merger.

Reis Services EBITDA

Management uses EBITDA to monitor and assess Reis Services’s performance and believes it is helpful to investors in understanding Reis Services’s business (see Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA below). For the three months ended September 30, 2008, EBITDA for the Reis Services segment was approximately $2,965,000, representing a 45.4% EBITDA margin and a 16.0% EBITDA growth rate over third quarter 2007 EBITDA of approximately $2,557,000. For the nine months ended September 30, 2008, EBITDA for the Reis Services segment was approximately $8,515,000, representing a 43.8% EBITDA margin and 43.5% EBITDA growth rate over the nine months 2007 pro forma EBITDA of approximately $5,933,000.

The increase in EBITDA over the comparable 2007 periods is primarily the result of (i) the revenue growth of 2.9% and 12.6% for the three and nine months ended September 30,

2008, respectively, over the 2007 comparable periods, (ii) the effect of a significant portion of the revenue growth translating directly to EBITDA growth as a result of our fixed cost structure (as demonstrated by the increase in EBITDA margin from 40.3% to 45.4% from the third quarter of 2007 to the third quarter of 2008 and an increase from 34.4% to 43.8% for the nine months ended September 30, 2007 (pro forma) to the 2008 period), (iii) as it relates to the nine month comparison, higher expenses in the pro forma nine months ended September 30, 2007 as a result of accruals for lease termination and other operational obligations of Private Reis that were not Merger related costs or costs of the merged entities, and (iv) management’s ability to control operating expenses.

Consolidated Balance Sheet Information

At September 30, 2008, Reis had consolidated assets of $131,174,597, including $25,856,621 of cash and cash equivalents, $49,053,129 of consolidated liabilities and consolidated stockholders’ equity of $82,121,468 or $7.48 per common share based upon 10,984,517 shares outstanding. Officers and directors of Reis beneficially own approximately 25% of the common shares outstanding.

Wellsford’s primary operating activities immediately prior to the Merger were the development, construction and sale of three residential projects and its approximate 23% ownership interest in Private Reis. At September 30, 2008, the Company’s equity in its remaining real estate assets was approximately $13,183,000 (or 16.1% of consolidated stockholders’ equity).

Operational Highlights

Following are recent operational highlights for Reis:

•
In October 2008, launched Transaction Analytics™, a tool that empowers commercial real estate investors and portfolio managers to identify sales and capital markets trends that are directly impacting the value of their assets;

•	Introduced coverage in August 2008 of an additional 30 metropolitan office markets, concentrated in the Northeast and Midwest, resulting in 50 markets being added to this sector in 2008;
•	Reduced the interest rate spread over LIBOR an additional 0.5% on the Reis Services Bank Loan to 1.50%, which is the lowest rate allowable under that credit agreement;
•
Reduced construction debt by $7,952,000 from the December 31, 2007 balance to $5,431,000 at September 30, 2008, which reduction includes the retirement of the Gold Peak construction debt in the third quarter;

•	Reduced our liquidity requirement to $4,651,000 at September 30, 2008;
•
Continued sales at our Gold Peak project towards our goal of a complete sell-out by the end of the first quarter of 2009 with an aggregate of 232 sales closed at September 30, 2008, including 12 and 47 sales in the three and nine months ended September 30, 2008;

•
Sold eight partially improved lots at our East Lyme project to a regional homebuilder in September 2008 and sold one and six homes in the three and nine months ended September 30, 2008, respectively; and

•	Completed model homes and infrastructure at our Claverack project.

Unsolicited Offers and Board Rejections

On August 13, 2008, Reis’s board of directors rejected, for a second time, a proposal by CoStar to acquire the Company for $8.75 per share in cash.  In the view of the board, the price offered in the CoStar proposal was inadequate as it was below the long-term value Reis could realize for its stockholders by the pursuit of its business as an independent entity and the continued disposition of its real estate assets, or by an organized sale of the Company. CoStar made its initial unsolicited offer, also at $8.75 per share in cash, on June 5, 2008, which was rejected by the board on June 30, 2008. On October 30, 2008, CoStar publicly announced on its quarterly conference call that it was formally withdrawing its offer.

Basis of Accounting

The previously announced plan of liquidation of the Company was terminated as a result of the Merger and the Company returned to the going concern basis of accounting from the liquidation basis of accounting. For accounting purposes, the Merger was deemed to have occurred at the close of business on May 31, 2007 and the statements of operations include the operations of Reis Services effective June 1, 2007.

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, impairment losses on real estate assets under development and stock based compensation. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, senior management uses EBITDA and Adjusted EBITDA to measure operational and management performance. Management believes that EBITDA and Adjusted EBITDA are appropriate metrics that may be used by investors as supplemental financial measures to be considered in addition to the reported GAAP basis financial information to assist investors in evaluating and understanding the Company’s business from year to year or period to period, as applicable. Further, these measures provide the reader with the ability to understand our operational performance while isolating non-cash charges, such as depreciation and amortization expenses, as well as other non-operating items, such as interest income, interest expense and income taxes, and in the case of Adjusted EBITDA, isolates non-cash charges for impairment losses on real estate assets under development and stock based compensation. Management also believes that disclosing EBITDA and Adjusted EBITDA will provide better comparability to other companies in Reis Services’s type of business. However, investors should not consider these measures in isolation or as substitutes for net income, operating income, or any other measure for determining operating performance that is calculated in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. Reconciliations of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure, net income, follow for each identified period:

(amounts in thousands)
Reconciliation of Net (Loss) to EBITDA and Adjusted EBITDA for the Three Months Ended September 30, 2008	Reis Services	Residential Development Activities and Other*	Consolidated

Net (loss)			$(209)
Income tax (benefit)			(73)
Income (loss) before income taxes	$1,564	$(1,846)	(282)
Add back:
Depreciation and amortization expense	1,161	53	1,214
Interest expense (income), net	240	(138)	102
EBITDA	2,965	(1,931)	1,034
Add back:
Stock based compensation expense, net	—	402	402
Adjusted EBITDA	$2,965	$(1,529)	$1,436

Reconciliation of Net Income to EBITDA and Adjusted EBITDA for the Nine Months Ended September 30, 2008	Reis Services	Residential Development Activities and Other*	Consolidated

Net income			$1,263
Income tax (benefit)			(865)
Income (loss) before income taxes	$4,345	$(3,947)	398
Add back:
Depreciation and amortization expense	3,308	182	3,490
Interest expense (income), net	862	(491)	371
EBITDA	8,515	(4,256)	4,259
Add back:
Stock based compensation expense, net	—	887	887
Adjusted EBITDA	$8,515	$(3,369)	$5,146

Reconciliation of Net Income to EBITDA and Adjusted EBITDA for the Three Months Ended September 30, 2007	Reis Services	Residential Development Activities and Other*	Consolidated

Net income			$316
Income tax expense			332
Income (loss) before income taxes	$1,016	$(368)	648
Add back:
Depreciation and amortization expense	932	64	996
Interest expense (income), net	609	(520)	89
EBITDA	2,557	(824)	1,733
Add back:
Stock based compensation benefit, net	—	(132)	(132)
Adjusted EBITDA	$2,557	$(956)	$1,601

	Reconciliation of Pro Forma Net (Loss) to Pro Forma EBITDA and Pro Forma Adjusted EBITDA for the Nine Months Ended September 30, 2007	Reis Services	Residential Development Activities and Other*	Consolidated

	Pro forma net (loss)			$(8,821)
	Income tax (benefit)			(894)
	Income (loss) before income taxes	$846	$(10,561)	(9,715)
	Add back:
	Depreciation and amortization expense	3,277	192	3,469
	Interest expense (income), net	1,810	(1,052)	758
	Pro forma EBITDA	5,933	(11,421)	(5,488)
	Add back:
	Impairment loss on real estate assets under development	—	2,740	2,740
	Stock based compensation benefit, net	—	(1,237)	(1,237)
	Pro forma Adjusted EBITDA	$5,933	$(9,918)	$(3,985)

*	Includes Gold Peak, East Lyme, the Company’s other developments and corporate level income and expenses.

Revenue was stable from the second quarter of 2008 to the third quarter of 2008. Historically, Reis Services has been able to grow revenue through new business as well as contract price increases in connection with renewals. Therefore, revenue increases are dependent to some extent upon the timing of contract renewals. Reis Services has historically experienced higher revenue during the second half of any calendar year because a greater number of our contracts have renewed, coupled with contract price increases, in the second half of each year.

Our largest customer accounted for 2.4% of Reis Services’s revenue for the nine months ended September 30, 2008. Our 25 largest customers in the aggregate accounted for 32.3% of Reis Services’s revenue in that period.

During the third quarter of 2008, contract price increases on renewal were constrained due to usage reductions at some large customers as well as budgetary pressures at our customers in the banking, investment and real estate industries. Contract renewal pricing is based on a number of factors, including historical and projected usage.

Although we generally impose contractual restrictions limiting our immediate exposure to revenue reductions due to mergers and consolidations and our pricing model is based on actual and projected usage, we may be impacted by future consolidation among our customers and potential customers, as a result of their reduced usage or greater bargaining power, or in the event that customers enter bankruptcy or otherwise go out of business.

Despite the current dislocations in the financial markets, overall report usage has remained constant over the first three quarters of 2008. Further, our overall renewal rate during the first nine months of 2008 was 92%, with a higher rate among our institutional customers. Reis Services continues to work to retain customers by emphasizing the value of Reis SE, highlighting its ability to assist in risk analysis and management, as well as transaction support.

Another factor contributing to a flattening in revenues in the third quarter of 2008 is the fact that a number of customers have been moved to longer term contracts of up to 36 months, which provides stability and spreads renewals more evenly across the year, but also removes an opportunity to increase revenue from that contract until the new renewal date.  In addition, as noted in our September 2007 Form 10-Q, revenues in the third quarter of 2007 were positively impacted by additional special project and consulting work. This amount was approximately $244,000 greater than the amount recorded in the third quarter of 2008. If we compared total revenue in the aggregate for these two periods without the variance related to revenue from special project and consulting work, the growth in our primary subscription business would have been $425,000, or 7.2%. Special project and consulting work for the nine months ended September 30, 2007, in excess of the comparable 2008 period was approximately $291,000. If we compared total revenue in the aggregate for the 2008 and 2007 year to date periods excluding special project and consulting work, the growth in our primary subscription business would have been to $2,462,000, or 14.9%.

Residential Development Activities

At September 30, 2008, the Company’s residential development activities and other investments were comprised primarily of the following:

•
The 259 unit Gold Peak condominium development in Highlands Ranch, Colorado.  Sales commenced in January 2006 and 232 Gold Peak units were sold as of September 30, 2008, with an additional six units under contract with nominal down payments.

•
The Orchards, a single family home development in East Lyme, Connecticut, upon which the Company could build 161 single family homes on 224 acres. Sales commenced in June 2006 and an aggregate of 33 homes and lots (25 homes and eight lots) were sold as of September 30, 2008. At September 30, 2008, there were no East Lyme homes under contract and four homes, including the model, were either in inventory or substantially complete.

•	The Stewardship, a single-family home development in Claverack, New York, which is subdivided into 48 developable single-family home lots on 235 acres.

The following table presents Gold Peak and East Lyme sales information for the respective periods:

		For the Three Months Ended		For the Nine Months Ended		Project Total
		September 30,		September 30,		Through
		2008	2007	2008	2007	September 30, 2008
	Gold Peak:
	Number of units sold	12	24	47	59	232
	Gross sales proceeds	$3,479,000	$7,412,000	$14,522,000	$17,988,000	$70,490,000

	East Lyme:
	Number of homes and lots sold (A)	9	8	14	12	33
	Gross sales proceeds	$1,560,000	$5,415,000	$5,300,000	$8,267,000	$18,687,000

(A)	In September 2008, the Company completed the sale of eight partially improved lots, in a single transaction, to a regional homebuilder for $900,000. All of the transaction proceeds were used to partially repay the project’s construction loan.

On June 30, 2008, the Company entered into a listing agreement authorizing a broker to sell the remaining lots at East Lyme (which are comprised of improved lots with road and infrastructure in place and unimproved lots without road and infrastructure in place). In addition, the Company has made the decision to halt any new home construction pending exploration of a bulk sale of lots at East Lyme. There can be no assurance that the Company will be able to sell the remaining lots at East Lyme at acceptable prices, or within a specific time period, or at all.

Investor Conference Call

The Company will host a conference call on Monday, November 10, 2008, at 2:00 PM (EST). This call is for the benefit of existing and prospective stockholders, stock analysts, and other interested parties to discuss the third quarter 2008 operating results and other matters. The Company has a policy of not providing quarterly or annual guidance.

The U.S. dial-in number for this teleconference is (800) 860-2442.  The international dial-in number is (412) 858-4600.  A replay of the conference call will be available from shortly after the conference call through 5:00 PM (EST) on November 24, 2008 by using U.S. dial-in number (877) 344-7529 and entering the following passcode: 425108# (international callers may use dial-in number (412) 317-0088 and use the same passcode).  An audio webcast of the conference call will be available on Reis’s website at www.reis.com/events and will remain on the website for a period of time following the call.

About Reis

The Company was formed through a May 2007 merger between Private Reis and Wellsford.  Reis carries on the businesses of Private Reis and Wellsford.

Private Reis was founded in 1980 as a provider of commercial real estate market information.  Reis maintains a proprietary database containing detailed information on commercial real properties in neighborhoods and metropolitan markets throughout the U.S.  The database contains information on apartment, retail, office and industrial properties and is used by real estate investors, lenders and other professionals to make informed buying, selling and financing decisions. In addition, Reis data is used by debt and equity investors to assess and quantify the risks of default and loss associated with individual mortgages, properties, portfolios and real estate backed securities. Reis currently provides its information services to many of the nation’s leading lending institutions, equity investors, brokers and appraisers.

Reis’s flagship product is Reis SE, which provides online access to information and analytical tools designed to facilitate both debt and equity transactions.  In addition to trend and forecast analysis at neighborhood and metropolitan levels, the product offers detailed building-specific information such as rents, vacancy rates and lease terms, property sale information, new construction listings and property valuation estimates.  Reis SE is designed to meet the demand for timely and accurate information to support the decision-making of property owners, developers and builders, banks and non-bank lenders, and equity investors, all of whom require access to information on both the performance and pricing of assets, including detailed data on market transactions, supply and absorption. This information is critical to all aspects of valuing assets and financing their acquisition, development, and construction.

For more information regarding Reis’s products and services, visit www.reis.com.

Prior to the Merger, Wellsford was a public company operating as a real estate merchant banking firm which acquired, developed, financed and operated real properties and invested in private real estate companies. The Company’s primary operating activities immediately prior to the Merger were the development, construction and sale of its three residential projects and its approximate 23% ownership interest in Private Reis. The Company continues to develop, construct and sell these remaining residential projects in an effort to ultimately exit this business in order to focus solely on the Reis Services business.

Cautionary Statement Regarding Forward-Looking Statements

The Company makes forward-looking statements in this press release.  These forward-looking statements may relate to the Company’s or management’s outlook or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on the Company’s business’s operations or performance. Specifically, forward-looking statements may include:

•	statements relating to future services and product development of the Reis Services segment;

•
statements relating to future business prospects, potential acquisitions, revenue, expenses, income, cash flows, valuation of assets and liabilities and other business metrics of the Company and its businesses, including EBITDA and Adjusted EBITDA; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These statements reflect management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made certain assumptions. Future performance cannot be assured.  Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	revenues may be lower than expected;

•	the inability to retain and increase the Company’s customer base;

•	adverse changes in the real estate industry and the markets in which the Company operates;

•	competition;

•	the inability to attract and retain sales and senior management personnel;

•	changes in accounting policies or practices;

•	legal and regulatory issues;

•	difficulties in protecting the security, confidentiality, integrity and reliability of the Company’s data;

•	the possibility of litigation arising as a result of terminating the Plan; and

•
the risk factors listed under “Item 1A. Risk Factors” of the Company’s report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 14, 2008, as updated by “Item 1A. Risk Factors” in the Form 10-Q for the quarter ended September 30, 2008 which was filed with the SEC on November 10, 2008.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release.  Except as required by law, the Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Press Contact:	Mark P. Cantaluppi Reis, Inc. Vice President, Chief Financial Officer (212) 921-1122

Financial Information

The following financial information should be read in conjunction with Reis’s unaudited consolidated financial statements and the notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations, both of which are included in Reis’s quarterly report on Form 10-Q for the three and nine months ended September 30, 2008, which was filed with the Securities and Exchange Commission on November 10, 2008.

CONSOLIDATED BALANCE SHEETS (GOING CONCERN BASIS)

	September 30, 2008	December 31, 2007
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$25,856,621	$23,238,490
Restricted cash and investments	3,081,378	3,663,789
Receivables, prepaid and other assets	3,842,693	8,068,675
Real estate assets under development	8,969,266	20,731,762
Total current assets	41,749,958	55,702,716
Furniture, fixtures and equipment, net	1,888,128	2,257,045
Other real estate assets	8,505,480	6,040,204
Intangible assets, net of accumulated amortization of $4,914,052 and $1,967,608, respectively	23,786,891	25,353,030
Goodwill	54,824,648	54,824,648
Other assets	419,492	670,829
Total assets	$131,174,597	$144,848,472

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of loans and other debt	$185,659	$175,610
Current portion of Bank Loan	3,000,000	1,500,000
Construction payables	274,450	2,791,896
Construction loans payable	5,431,409	13,382,780
Accrued expenses and other liabilities	7,726,119	8,629,376
Reserve for option liability	199,339	527,034
Deferred revenue	10,759,741	13,262,114
Total current liabilities	27,576,717	40,268,810
Non-current portion of Bank Loan	20,125,000	22,750,000
Other long-term liabilities	1,034,832	816,741
Deferred tax liability, net	316,580	1,313,580
Total liabilities	49,053,129	65,149,131
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.02 par value per share, 101,000,000 shares authorized, 10,984,517 shares issued and outstanding	219,690	219,690
Additional paid in capital	100,094,885	98,936,084
Retained earnings (deficit)	(18,193,107)	(19,456,433)
Total stockholders’ equity	82,121,468	79,699,341
Total liabilities and stockholders’ equity	$131,174,597	$144,848,472

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GOING CONCERN BASIS)
(Unaudited)

	For the Three Months Ended September 30, 2008	For the Three Months Ended September 30, 2007	For the Nine Months Ended September 30, 2008	Pro Forma For the Nine Months Ended September 30, 2007	For the Period June 1, 2007 to September 30, 2007

Revenue:
Subscription revenue	$6,524,346	$6,342,771	$19,440,153	$17,269,212	$8,216,705
Revenue from sales of residential units	5,039,456	12,826,987	19,821,996	26,455,216	13,984,254
Total revenue	11,563,802	19,169,758	39,262,149	43,724,428	22,200,959
Cost of sales:
Cost of sales of subscription revenue	1,413,573	1,254,907	4,119,221	3,847,417	1,659,569
Cost of sales of residential units	4,553,641	11,208,359	17,005,326	23,053,126	12,158,236
Impairment loss on real estate assets under development	—	—	—	2,740,384	—
Total cost of sales	5,967,214	12,463,266	21,124,547	29,640,927	13,817,805
Gross profit	5,596,588	6,706,492	18,137,602	14,083,501	8,383,154
Operating expenses:
Sales and marketing	1,260,167	1,313,937	3,996,307	4,396,296	1,761,870
Product development	473,491	412,845	1,436,201	1,261,934	517,721
Property operating expenses	267,800	366,733	801,631	771,990	436,010
General and administrative expenses	3,775,683	3,794,509	11,157,848	16,018,198	3,905,167
Total operating expenses	5,777,141	5,888,024	17,391,987	22,448,418	6,620,768
Total other income (expenses)	(101,557)	(169,902)	(347,289)	(1,349,993)	(275,154)
(Loss) income before income taxes	(282,110)	648,566	398,326	(9,714,910)	1,487,232
Income tax (benefit) expense	(73,000)	332,000	(865,000)	(894,000)	336,000
Net (loss) income	$(209,110)	$316,566	$1,263,326	$(8,820,910)	$1,151,232

Net (loss) income per common share:
Basic	$(0.02)	$0.03	$0.12	$(0.81)	$0.10
Diluted	$(0.02)	$(0.03)	$0.09	$(0.81)	$(0.06)

Weighted average number of common shares outstanding:
Basic	10,984,517	10,984,517	10,984,517	10,844,942	10,982,779
Diluted	10,984,517	11,258,605	11,196,660	10,844,942	11,259,648